As filed with the Securities and Exchange Commission on April 9, 2018

Registration No. 333-222164

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5653152
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

6555 Sierra Drive Irving, Texas 75039 (214) 812-4600	Stephanie Zapata Moore Vistra Energy Corp. Executive Vice President and General Counsel 6555 Sierra Drive Irving, Texas 75039 (214) 812-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David Lieberman Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	M. Breen Haire Simpson Thacher & Bartlett LLP 600 Travis Street, Suite 5400 Houston, Texas 77002 (713) 821-5650

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Vistra Energy Corp., a Delaware corporation (“Vistra Energy”), on behalf of Dynegy Inc. (the “Company”) as successor by merger thereto relates to the Registration Statement of the Company on Form S-3 (Registration Number 333-222164) filed by the Company with the U.S. Securities and Exchange Commission on December 19, 2017 (the “Registration Statement”) registering (1) an indeterminate amount of shares of common stock, par value $0.01 per share, shares of preferred stock, par value $0.01 per share, debt securities, guarantees of debt securities, warrants, units, depositary shares and purchase contracts, in each case, of the Company to be sold by the Company and (2) 19,541,152 shares of common stock, par value $0.01 per share, of the Company to be sold by certain selling stockholders.

On April 9, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and the Company, the Company merged with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation (the “Merger”).

This Post-Effective Amendment removes from registration all of the unsold securities registered under the Registration Statement. In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement. By filing this Post-Effective Amendment, Vistra Energy, as successor to the Company, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under such Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on April 9, 2018.

VISTRA ENERGY CORP.
(as successor by merger to Dynegy Inc.)

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.